Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No.1 to Form S-1 Registration Statement of Sino-Global Shipping America, Ltd. and Affiliates of our report dated September 28, 2018 relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended June 30, 2018 filed with the Securities and Exchange Commission on September 28, 2018, included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 6, 2018